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                        [FENWICK & WEST LLP LETTERHEAD]


                                  June 4, 1996



Radius Inc.
215 Moffett Park Drive
Sunnyvale, CA  94089

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about June 4, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 78,000 shares of your Common Stock, no par value (the "Stock"), all of which are presently issued and outstanding and will be sold by a selling shareholder (the "Selling Shareholder").

         As your counsel, we have examined the proceedings relating to the issuance of the Stock to the Selling Shareholder. It is our opinion that the Stock is legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

                                                    Very truly yours,



                                                    FENWICK & WEST LLP